                                            Exhibit 19.1
Certain information in this exhibit identified by brackets has been excluded because it is both not material and is the type that the registrant treats as private or confidential.

Insider Trading Policy

I.Introduction
To prevent insider trading violations, Uber Technologies, Inc. (collectively with its controlled subsidiaries, the “Company”) has adopted this insider trading policy. You are receiving this policy because you are a Company officer, director, employee, external contractor or consultant working for the Company who may have access to material nonpublic information and are subject to this policy (collectively, “covered persons”).
During the course of your relationship with the Company, you may receive important information that is not yet publicly available about the Company or about other companies (“material nonpublic information”). Because of your access to this material nonpublic information, you may be in a position to profit financially by trading (i.e., buying or selling), or in some other way dealing in, the Company’s securities, or securities of another company, or to disclose such information to a third party who then uses the information to make a profit (a “tippee”).
It is illegal for you to trade in the Company’s securities, or the securities of other companies on the basis of material nonpublic information. It is also illegal for you to pass such information on to others who use it to trade in the Company’s securities, or the securities of other companies. You must comply with the provisions of federal and state securities laws and with the Company’s policies.

II.Insider Trading Policy at a Glance

Who is Covered?

●Employees, officers and directors
●External contractors and consultants
●Family and other household members of the people listed above

What is Prohibited

●Trading in the stock of a public company, including Uber, while in possession of material nonpublic information about that company
●Passing material nonpublic information learned through your position with Uber along to others, including family and friends
●Participating in expert networks
●Hedging and pledging of Uber stock

When Can I Trade?

●The answer depends on which category you fall into.
○Individuals who have been designated by the Chief Legal Officer as “Restricted Individuals”: You can trade only during an open trading window and only if you don’t have material nonpublic information.
○Individuals who have not been designated by the Chief Legal Officer as “Restricted Individuals”: You can trade only if you don’t have material nonpublic information.
●Certain individuals, like Uber’s board of directors and executive officers, are also required to receive pre-clearance from the trading compliance team at [***] prior to trading, even during an open trading window.

Where Can I Get More Information?

Please read the insider trading policy and related FAQs carefully. If you have further questions, please reach out to [***].

What if I Violate the Policy?

Violating the insider trading policy—and insider trading laws—can lead to severe consequences, including termination of employment, significant monetary penalties and even imprisonment.

III.Who This Policy Covers
This policy applies to all covered persons. The prohibitions under this policy also apply to:
●all immediate family members of covered persons;
●any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control;
●other household members (other than tenants and household employees) of covered persons; and
●all entities controlled by covered persons (e.g., companies, trusts, partnerships and other organizations).

IV.Covered Transactions
This policy applies to all transactions in all Company securities, which may include common stock, preferred stock, debt securities, options to acquire common stock, and derivative securities relating to the Company’s securities. This policy also applies to securities of other companies about which you learn material nonpublic information during the course of your relationship with the Company.

V.Material Nonpublic Information
It is sometimes difficult to know whether you possess material nonpublic information. The key to determining whether information you possess about a company is “material” is whether the information would likely be considered important by a reasonable person who is considering trading in that company’s securities. Information generally is considered material if dissemination of the information would likely affect the market price of the company’s securities. The courts and the Securities and Exchange Commission (the “SEC”) have declined to identify all information that could be deemed to be material. However, if the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material.
“Nonpublic” information includes information that has not been announced publicly, such as by press release, conference call, public filing or similar means of public dissemination, or that has been announced publicly, but sufficient time has not elapsed to permit the investment community to absorb and evaluate the information. Generally, one full trading day after public release is deemed sufficient for investor absorption and evaluation. Distributing information through narrower channels, such as postings on rarely frequented websites, may not make it public. Also, the fact that nonpublic information is reflected in rumors in the marketplace does not mean that the information has been publicly disseminated. It is important to note that even after information becomes public, many aspects relating to a matter may remain nonpublic.
Although by no means an exhaustive list, the following items may be considered material nonpublic information until publicly disseminated:
●financial results or forecasts (e.g., for the total company or by segment/line of business);
●significant operating metrics and milestones, such as gross bookings;
●major new products or technology developments or announcements;
●contemplated acquisitions or dispositions of material assets, divisions, or companies;
●joint venture developments or corporate partner relationships;
●significant pricing changes or discount policies;
●pending public or private sales of debt or equity securities;
●changes in directors or in senior officers at the Company (e.g., members of the Executive Leadership Team);
●declaration of stock splits, dividends or changes in dividend policy;
●major contract awards or cancellations or other contracts with vendors;
●possible tender offers;
●significant write-offs;
●significant cybersecurity risks and incidents;
●significant litigation proceedings, filings or results;
●government investigations, settlements or regulatory developments;
●impending bankruptcy; and
●notice of issuance of material patents.
The foregoing list does not include all of the information that could be deemed to be material nonpublic information. If you are uncertain whether you are in possession of material nonpublic information, you should email [***].

VI.General Prohibitions
This policy prohibits both illegal activities and trading activities that may not necessarily be illegal. Our goal is to protect you and the Company from even the appearance of improper activity.
A.Trading the Company’s Securities While You Possess Material Nonpublic Information About the Company is Prohibited.
If you possess material nonpublic information, you may not trade in the Company’s securities, advise anyone else to do so or communicate the information to anyone else until you know that the information has been publicly disseminated and sufficient time has elapsed to allow investors to absorb the information. This means that you may have to forego a proposed transaction in the Company’s securities even if you planned the transaction prior to learning of the material nonpublic information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting. Note that this prohibition does not apply to trades that are executed pursuant to a Rule 10b5-1 Plan that has been entered into in accordance with Section VII. C of this Policy.
B.Using Material Nonpublic Information For Personal Gain or the Gain of a Tippee is Prohibited.
Use of inside information by someone for personal gain, or to pass on, or “tip,” the inside information to someone who uses it for personal gain, is prohibited under this policy, regardless of the quantity of securities traded. You can be held liable both for your own transactions and for transactions executed by a tippee, or even a tippee of a tippee. It is important that you avoid even the appearance of insider trading in securities.
C.Discussing Material Nonpublic Information About the Company with Anyone Outside the Company is Prohibited.
This prohibition is broad and covers disclosures to, among others, spouses, family members, friends, business associates or persons with whom the Company is doing business except to the extent that such persons are covered by a non-disclosure agreement or a duty of confidentiality and the discussion is necessary to accomplish a business purpose of the Company.
You may not post any nonpublic or confidential information on the Internet (including, but not limited to electronic discussion groups and social media sites) concerning the activities of the Company or other companies with which the Company does business. This includes anonymous posts or discussion on the Internet.
D.Recommendations Regarding Company Securities Are Prohibited.
Unless otherwise directed by the Company, you should never recommend that another person hold or trade the Company’s securities. Advising any person to trade our securities could subject you, the person trading our securities and the Company to claims that their trades benefitted from material nonpublic information.
E.Participation in Expert Networks or Similar Consulting Arrangements is Prohibited.
You are not permitted to provide information or services about the Company or its industry to “expert network firms” or similar consulting firms. These firms seek industry sources to arrange consultations with their clients, which can include private equity funds, hedge funds and other institutional investors that are considering investment in our industry. Expert network firms may seek to engage you as a consultant due to your knowledge of the Company, or your knowledge of our industry overall. Your provision of such consulting services creates the risk that you may use or disclose, deliberately or inadvertently, the Company’s confidential information or engage, or assist another party in engaging, in activities that are detrimental to or competitive with the Company. Such activity may also violate the federal securities laws. Accordingly, participation in such organizations is strictly prohibited.
F.Restrictions Also Apply to Securities of Other Companies.
The restrictions above also apply to transactions in the securities of other companies (including, but not limited to, suppliers, customers or an economically linked company such as a competitor of the Company), to the extent you have learned material nonpublic information about these companies as a result of your role with the Company.
G.Derivative Transactions Prohibited.
You may not engage in derivative transactions involving the Company’s securities. Derivative transactions are speculative transactions that permit a person to leverage his or her investment using a relatively small amount of money. Examples of derivative transactions include (but are not limited to) purchases and sales of “put options” and “call options.”

H.Hedging, Pledging and Lending Prohibited.
You are prohibited from hedging, pledging and lending Company securities in any transaction, including by entering into any short sales, swaps, options, puts, calls, forward contracts or any other similar derivatives transaction.
I.Short Sales Prohibited.
You may not engage in short selling of the Company’s securities or purchase the Company’s securities on margin or, without the prior consent of the Company’s board of directors, hold them in a margin account at any time. Selling short includes transactions in which you borrow securities from a broker, sell them, and eventually buy securities on the market to cover the number of securities borrowed from the broker. Profit is made if the price of the securities decreases during the period of borrowing.
Purchasing Company securities on margin involves the use of borrowed money from a brokerage firm to purchase Company securities. Holding Company securities in a margin account means that the securities can be sold to pay a loan to the brokerage firm.
J.Certain Transfers out of Shareworks Prohibited.
You are prohibited from transferring the following Company securities out of your Shareworks account to another brokerage account until further notice: shares acquired via (i) participation in the Company’s employee stock purchase plan (ESPP) and (ii) exercise of incentive stock options (ISOs). This is so that the Company can comply with employer reporting obligations and holding periods for ISOs and ESPP shares. This prohibition does not apply to transactions described in Section VII below under the headings “Rule 10b5-1 Plan Trading” and “Estate Planning.”

VII.When Trading is Generally Permitted
To help covered persons conduct trades in compliance with the general prohibitions described above, the Company has established mechanisms for trading in Company securities. If you are not certain whether a proposed transaction complies with the mechanisms described below, you should contact [***].
A.Window Periods for Restricted Individuals
The Company requires that all Restricted Individuals (as designated by the Chief Legal Officer) limit their trading in Company securities to prescribed trading windows (the “Window Periods”). The periods between Window Periods are considered “Blackout Periods”. Restricted Individuals may not engage in trades in Company securities during Blackout Periods. The requirement to only make trades during a Window Period does not apply to transactions described below under the headings “Rule 10b5-1 Plan Trading,” “Option Exercises,” “Estate Planning,” “Employee Stock Purchase Plan Purchases” and “Tax Obligations.”
Under this policy, a Window Period begins at market opening on the second day after the Company issues its press release announcing quarterly results and ends at the close of business on the date that is two weeks prior to the close of the Company’s then-current fiscal quarter. The Company retains the discretion to open and close each Window Period or to determine that the Window Period will not open at all for that quarter. The closing or opening of any Window Period will be announced by email and by posting on the Company’s intranet. If you think you have any material nonpublic information, you must consult [***] before trading in Company securities.
The Company also requires family members of Restricted Individuals (especially family members or other persons who share a home with such person) to confine their trading in Company securities to a Window Period. While there is no violation of insider trading rules if it can be shown that a family member or other person associated with a Restricted Individual acted independently when trading and without possession of material nonpublic information, a strong presumption may arise that the Restricted Individual has shared material nonpublic information.
B.Special Blackout Periods
In addition, the Company may impose special Blackout Periods during which certain covered persons will be prohibited from trading or otherwise effecting transactions in Company securities subject to limited exceptions set forth in this policy, even though (a) the Window Period would otherwise be open or (b) you are not a Restricted Individual, as applicable. This would be the case, for example, for Company employees working on a material merger or acquisition transaction, or another event that could involve material nonpublic information. If a special Blackout Period is imposed, the Company will notify affected individuals by sending them a notice. See Annex A for an example of such a notification. The Company will also notify affected individuals at the end of such special Blackout Period.

Note that special Blackout Periods would apply to all individuals working on material transactions or other matters that could involve material nonpublic information, even if you only have a limited role in the transaction. The special Blackout Period for these matters is not necessarily limited to individuals who are on any particular team or function. The determination of whether a project or transaction is material will be made by the Chief Legal Officer or his/her designee.
C.Rule 10b5-1 Plan Trading
To avoid liability for insider trading, certain covered persons may wish to rely upon the affirmative defenses established by Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Rule 10b5-1 may be available to an individual who purchases or sells a security under a binding contract, specific instruction or written plan that the person put into place before becoming aware of material nonpublic information (a “Rule 10b5-1 plan”).
The Company strongly encourages that the following covered persons enter into a Rule 10b5-1 plan in accordance with this policy: (i) members of the board of directors, (ii) officers appointed by the board of directors (“Executive Officers”) and (iii) members of the Executive Leadership Team. In addition, other covered persons may be encouraged to enter into a Rule 10b5-1 plan based on the determination of the Chief Legal Officer or his/her designee.
A covered person who enters into a Rule 10b5-1 plan is strongly discouraged from trading in any securities of the Company outside of the Rule 10b5-1 plan, except as set forth in Section VII.F. To create a Rule 10b5-1 plan, you must enter into a written plan for trading securities that has the following attributes. The plan must:
●specify the amount, price and date of the transaction or include a written formula, algorithm or computer program for determining the amount, price and date of the transaction; and
●not permit the person for whom shares are being purchased or sold to exercise any subsequent influence over how, when or whether to effect purchases or sales.
The Company has selected [***] as the brokerage firm to assist individuals who want to establish Rule 10b5-1 plans. To ensure that such arrangements comply with Rule 10b5-1, the Company requires that any covered person who wishes to establish a Rule 10b5-1 plan:
●enter into the required contract, or adopt the required plan, and, in either case, provide the required instructions during a Window Period (if applicable) and not in a special Blackout Period and while not in possession of material nonpublic information;
●obtain prior written approval from [***] for the Rule 10b5-1 plan;
●allow for the following cooling-off periods of time to elapse before the execution of the first trade under the plan:
ofor directors and officers subject to Section 16 of the Exchange Act (“Section 16”), the later of (a) 90 days or (b) two business days following the filing of the Company’s Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, but no more than 120 days after adoption of the plan;
ofor all other persons, at least 30 days between adoption of the plan and the execution of the first trade under the plan;
●have no more than one plan in effect at any given time, except as permitted under Rule 10b5-1;
●allow for the applicable cooling-off periods noted above to elapse before the execution of the first trade if (a) an existing Rule10b5-1 plan is modified or (b) if an existing Rule 10b5-1 plan is terminated and a new plan is adopted;
●adopt a plan with a duration of at least three months; and
●for directors and officers subject to Section 16, report promptly to [***] all transactions made pursuant to the Rule 10b5-1 plan.
You must enter into the Rule 10b5-1 plan in good faith, during both a Window Period (if applicable) and not in a special Blackout Period, at a time when you are not in possession of material nonpublic information and not with the intent to evade the insider trading prohibitions. You must act in good faith with respect to any Rule 10b5-1 plan you have entered into. Frequent amendment of, or deviation from, a trading plan may make it difficult for you to demonstrate that you have satisfied the rule’s “good faith” requirement.
For additional information about the requirements for Rule 10b5-1 plans, please contact [***].
D.Option Exercises
Covered persons who have options or other rights granted by the Company to purchase Company securities from the Company may exercise the options or purchase rights at any time permitted under the terms of the applicable option or other agreement so long as the exercise does not involve a broker-assisted cashless exercise (a) during a Blackout Period (if applicable to you) or (b) if you have material nonpublic information. (A broker-assisted cashless exercise is an open-market sale of stock to fund the option exercise.) Any subsequent sale of such securities must be made in compliance with this policy.
E.Estate Planning
Covered persons may at any time make bona fide gifts for the purpose of estate planning. Otherwise, covered persons may only make bona fide gifts if they are not in possession of material nonpublic information and are not in a Blackout Period (if applicable).

F.Employee Stock Purchase Plan Purchases
Purchases of Company stock under the Company’s employee stock purchase plan (“ESPP”), if any, resulting from periodic or lump sum contributions of money thereto pursuant to an election made at the time of plan enrollment are not subject to this policy. Your initial election to participate in the ESPP, changes to that election for any enrollment period and sales of Company stock purchased pursuant to the ESPP are subject to this policy and must comply therewith.

G.Tax Obligations
Transactions between covered persons and the Company that are undertaken to satisfy tax obligations, such as the vesting of restricted stock units and the net issuance of shares, which effectively involves disposing of vested shares to the Company, are exempt under the policy.
VIII.ADDITIONAL POLICIES FOR SPECIFIED COMPANY PERSONNEL
A.Pre-Clearance of Trades
The following Company personnel (the “Pre-clearance Insiders”) may not trade in Company securities unless the transaction is cleared in advance by the Company’s trading compliance team at [***]:
●all directors, Executive Officers and members of the Executive Leadership Team.
●such other individuals as are designated by the Chief Legal Officer or his/her designee.
This pre-clearance requirement applies regardless of whether (i) a Pre-clearance Insider possesses material nonpublic information regarding the Company or its securities or (ii) the Pre-clearance Insider’s trade occurs during a Window Period.

A Pre-clearance Insider must submit a written request for pre-clearance to trade in the Company’s securities to [***] at least two business days in advance of the proposed transaction. When requesting pre-clearance for a transaction, the Pre-clearance Insider should include in the request (i) the transaction type, (ii) the number and type of securities he or she intends to trade, (iii) the intended transaction date, (iv) a confirmation that he or she has reviewed this policy and (v) a confirmation that he or she is not aware of any material nonpublic information about the Company or its securities. Approval or denial of the pre-clearance request will be provided to the Pre-clearance Insider in writing.
If a proposed transaction receives pre-clearance, the pre-cleared trade must be effected by the close of business on the second business day following receipt of pre-clearance unless (i) the Pre-clearance Insider becomes aware of material nonpublic information or (ii) [***] advises the Pre-clearance Insider that the pre-clearance has been revoked prior to that time. In the case of either (i) or (ii), the trade must not be completed. For example, if the pre-clearance were issued on a Friday, it would generally be effective through the close of business on the next Tuesday. Transactions not effected within this time limit would again be subject to the pre-clearance process described above. Pre-clearance Insiders are required to provide written notice to [***] on the date of execution of the pre-cleared transaction, which is the trade date, not the settlement date.
B.Section 16 Policy
Covered persons who are Company directors and officers subject to Section 16 must follow the additional policies and procedures set forth in Annex B to this policy.
IX.Consequences of Violations
Violation of this policy may result in severe personnel action, up to and including termination of your employment or other relationship with the Company. Violations of either this policy or the insider trading laws are extremely serious matters. The SEC, various stock exchanges, and other regulators monitor stock trading and routinely investigate suspicious activity. Violation of insider trading laws could result in civil or criminal penalties under applicable federal securities laws. The SEC and the Department of Justice vigorously pursue alleged violations of the insider trading laws, even in cases where the alleged illegal profit is very small. The sanctions for individuals who trade on material nonpublic information (or tip information to others) include:
●disgorgement of profit gained or loss avoided;
●a civil penalty of up to three times the profit gained or loss avoided;
●a criminal fine (no matter how small the profit) of up to $5 million for individuals;
●a jail term of up to 20 years; and
●a temporary or permanent bar from serving as an officer or director of any public company.
Insider trading violations by covered persons can also expose the Company (and possibly supervisory personnel) to civil liability.

X.Additional Information and Questions
If you have any questions about any aspect of this policy, you are encouraged to contact [***]. You may also refer to the “Frequently Asked Questions” related to this policy.
The Company will consider exceptions to certain provisions of this policy on a case-by-case basis. The Company will only consider exceptions where the exception requested would be in the Company’s interests, legally permissible and where the application of the policy would otherwise result in a personal or financial hardship.

ANNEX A

Notice Regarding Special Blackout Period

To:
From: Uber Technologies, Inc.
Date:

Uber Technologies, Inc. (the “Company”) hereby notifies you that based on your work on [________________], effective immediately and pursuant to the Company’s insider trading policy (the “Policy”), you are subject to a special blackout period (“Special Blackout Period”), which means that you are prohibited from transacting in any securities of the Company other than transactions expressly permitted by the Policy, until we send you a notice confirming that the Special Blackout Period has terminated. Please note that this Special Blackout Period applies to you regardless of whether the Company has declared an open trading window for the broader employee base. You agree and understand that until the Company notifies you that the Special Blackout Period has terminated, you may not transact in any securities of the Company, other than with respect to transactions expressly permitted by the Policy.

If you have any questions regarding the Special Blackout Period or the Policy, please contact [***].

Agreed and Accepted:        Signature: __________________________
                Print Name:

ANNEX B

ADDITIONAL POLICIES AND PROCEDURES FOR UBER DIRECTORS AND OFFICERS

I.Introduction
Uber Technologies, Inc. (“Uber”) has adopted the following policies and procedures with respect to transactions in its equity securities by its directors and officers. These policies and procedures supplement the Company’s Insider Trading Policy (the “Policy”) and are designed to assist directors and officers in complying with the requirements of Section 16. Capitalized terms used but not defined in this Annex B have the meanings given to them in the Policy.
    All persons subject to this policy are responsible for reading these policies and procedures and complying with them. You should direct any questions about the application of these policies and procedures or requests for exceptions, to [***].
II.Persons Affected
This policy applies to Uber’s directors and officers. Uber’s board of directors has designated “officers” for purposes of Section 16, each of whom will be subject to the reporting requirements and “short-swing” profit provisions of Section 16 discussed below. If you are a director of Uber or have been designated as an “officer” of Uber for the purposes of Section 16, you should read this Annex carefully.
III.Reporting and Other Trading Restrictions Under Federal Securities Law
A.Section 16(a) Reporting Requirements
    Section 16(a) of the Exchange Act requires that Uber’s directors and officers, among others, (collectively, “Insiders”) file electronic beneficial ownership reports with the SEC in connection with their purchases and sales of its equity securities. Further, Uber is required to disclose in its annual proxy statement the names of all Insiders who have failed to timely file all required Section 16(a) reports during the most recently completed fiscal year.
Although the responsibility for the timely filing of these reports, described in more detail below, and compliance with trading restrictions rests with each Insider, the Company’s trading compliance team will prepare and file the relevant reports on behalf of each Insider based on information provided by the Insider or his or her broker. Accordingly, all Insiders must fill out and deliver a form to obtain access codes to file on the SEC’s electronic filing system, or provide the Chief Legal Officer or his/her designee with his or her pre-existing filing codes.
To ensure that the Company’s trading compliance team receives the necessary information to prepare the reports and to make the required filings promptly on behalf of Insiders, Insiders are required to provide written notice to [***] on the date of execution (i.e., the trade date, not the settlement date) of any pre-cleared transaction under the Policy. In addition, any Insider contemplating a gift for estate planning purposes must notify the Company’s trading compliance team at [***] prior to effecting the transaction so that a report for the transaction can be prepared, if required.
1.Form 3
    Each Insider must file a Form 3 (entitled “Initial Statement of Beneficial Ownership of Securities”) with the SEC to report that he or she is an Insider and his or her ownership interests in Uber’s equity securities immediately prior to becoming an Insider. Uber intends to file Form 3s on behalf of each of its Insiders at the time of its initial public offering. Anyone becoming an Insider in the future must file a Form 3 within ten days after becoming an Insider.
2.Forms 4 and 5
    Each Insider must file a Form 4 (entitled “Statement of Changes in Beneficial Ownership”) with the SEC to report a transaction within two business days after the date of a transaction that results in a change in his or her beneficial ownership of Uber’s equity securities. There are three general exceptions to the two-business-day reporting requirement.
    First, the following types of transactions may be reported on a Form 4 within two business days following the date the Insider receives notice of the transaction (but in no event later than five business days following the transaction), rather than two business days following the date on which the transaction occurs:
●a transaction pursuant to a Rule 10b5-1 plan under which the Insider does not select the date on which the sale takes place; and
●a “discretionary transaction” (as defined in Rule 16b-3 under the Exchange Act) pursuant to an employee benefit plan for which the Insider does not select the date on which transaction takes place (such as transfers in or out of, or cash withdrawals from, a company stock fund in a 401(k) plan or other employee benefit plan).
Second, certain transactions may, and in a few instances must, be reported on a Form 5 within 45 days after the end of Uber’s fiscal year by each person who was an Insider for any part of such fiscal year, unless he or she has no transactions to report on the Form 5. There are certain types of stock transactions that the SEC has designated as eligible for Form 5 filing (rather than a Form 4 filing). Insiders also must report on a Form 5 all transactions that occurred during the most recently completed fiscal year that should have been, but were not, reported previously on a Form 4.
Third, the following types of transactions do not trigger any Form 4 or Form 5 filing requirement:
●an acquisition under the ESPP;
●a transaction (other than a “discretionary transaction”) under certain employee benefit plans, such as 401(k) plans, or related excess benefit plans; and
●an acquisition or disposition as a result of a qualified domestic relations order (such as a divorce decree).
Although these transactions do not require the filing of a Form 4 or Form 5, the Insider’s next Form 4 or Form 5 filed after the occurrence of one of these transactions should reflect the effects of these transactions in the column reporting post-transaction security ownership.

B.Section 16(b) Short-Swing Profit Liability
    Section 16(b) of the Exchange Act allows Uber to recover any profit realized by one of its Insiders resulting from any combination of purchases and sales of its equity securities within a period of less than six months. Such liability arises without regard to whether any such transactions occur during the “Window Period” referred to in the Policy. Profits are determined for this purpose by matching the highest sales price during the period with the lowest purchase price and are to be recovered even though the Insider realized no actual profit for the period or sustained a net loss. Although the purpose of Section 16 is to prevent trading on the basis of material nonpublic information, the recovery provision operates without regard to the intent of the Insider or the actual possession of material nonpublic information and Uber may not waive it.
    The restrictions on short-swing trading apply not only to trading in Uber’s common stock but also to any derivative security thereof, including stock options and restricted stock units. Thus, for example, grants of stock options (other than grants under a plan that are exempt from Section 16) would be considered to be a purchase potentially subject to Section 16(b). Other transactions not necessarily thought to involve purchases, such as corporate mergers, also may be covered. The SEC has exempted certain transactions, such as the acquisition of equity securities under Uber’s employee benefit plans that have been approved by shareholders, the board of directors, or a committee of non-employee directors, from the short-swing profit recovery provisions of Section 16, but not the reporting provisions. Directors and officers remain subject to these Section 16 requirements and restrictions for a period of up to six months after terminating their positions with Uber.